Exhibit 99.1

BitMine Immersion (BMNR) ETH holdings exceed 2.069 million, reigning as the #1 ETH

Treasury in the World, 2nd Largest Crypto Treasury Globally

BitMine Crypto + Cash Holdings Exceed $9.211 billion, including 2.069 million ETH Tokens

BitMine announces $20 million strategic investment into Eightco Holdings Inc.

(NASDAQ: OCTO) as first “Moonshot” investment for BitMine

BitMine remains supported by a premier group of institutional investors including ARK’s Cathie

Wood, MOZAYYX, Founders Fund, Bill Miller III, Pantera, Kraken, DCG, and Galaxy Digital

to support BitMine’s goal of acquiring 5% of ETH

LAS VEGAS, September 8th, 2025 /PRNewswire/ — (NYSE AMERICAN: BMNR) BitMine Immersion Technologies (“BitMine” or the “Company”) today announced crypto + cash holdings exceeding $9.21 billion. As of September 7th at 8:30pm ET, the Company’s crypto holdings are comprised of 2,069,443 ETH at $4,312 per ETH (Bloomberg), 192 Bitcoin (BTC) and unencumbered cash of $266 million.

BitMine crypto holdings reigns as the #1 Ethereum treasury and #2 global treasury, behind Strategy Inc (MSTR), which owns 636,505 BTC valued at $71 billion. BitMine remains the largest ETH treasury in the world.

“BitMine has surpassed the 2 million ETH milestone this past week. As we mentioned in our August Chairman’s message, the convergence of both Wall Street moving onto the blockchain and AI/ agentic-AI creating a token economy is creating a supercycle for ethereum. And the power law benefits large holders of ETH, hence, we pursue the ‘alchemy of 5%’ of ETH,” said Thomas “Tom” Lee of Fundstrat, Chairman of BitMine. “At BitMine, we are leading our crypto treasury peers by both the velocity of raising crypto NAV per share and by the high trading liquidity of our stock.”

Additionally, BitMine is today announcing it has made a $20 million strategic investment into Eightco Holdings Inc. (NASDAQ: OCTO) as part of OCTO’s $270 million PIPE. OCTO announced it is adopting a first-of-its-kind strategy to acquire the Worldcoin (WLD) token as its primary treasury asset. Worldcoin, an ERC-20 token, captures a zero-knowledge proof of a person’s humanity, a critical asset in an increasingly agentic-AI world.

This strategic investment into OCTO marks the start of BMNR’s “Moonshot” strategy to back bold ideas that strengthen Ethereum’s vast ecosystem. As previously discussed in BitMine’s corporate presentation, BitMine allocates around 1% of its balance into investments to strengthen the ethereum ecosystem and to create value for BitMine equity shareholders.

“BitMine wants to support and back innovative projects that create value for the Ethereum ecosystem. As an ERC-20 native token, World is aligned with Ethereum network. World’s unique zero-knowledge Proof of Human credential could be essential to future trust and safety between technology platforms and their billions of human users,” said Lee.

The GENIUS Act and SEC’s Project Crypto are as transformational to financial services in 2025 as US action on August 15, 1971 ending Bretton Woods and the USD on the gold standard 54 years ago. This 1971 event was the catalyst for the modernization of Wall Street, creating the iconic Wall Street titans and financial and payment rails of today. These proved to be better investments than gold.

“We continue to believe Ethereum is one of the biggest macro trades over the next 10-15 years,” continued Lee. “Wall Street and AI moving onto the blockchain should lead to a greater transformation of today’s financial system. And the majority of this is taking place on Ethereum.”

BitMine is now one of the most widely traded stocks in the US. According to data from Fundstrat, the stock has traded average daily dollar volume of $1.7 billion (5-day average, as of September 5, 2025), ranking #30 in the US, behind Bank of America Corp (rank #29) and ahead of Exxon Mobil Corp (rank #31) and Costco Wholesale Corp (rank #32) among 5,704 US-listed stocks (statista.com and Fundstrat research).

The company recently released a corporate presentation, which can be found here:

https://bitminetech.io/investor-relations/

The Chairman’s message can be found here:

https://www.bitminetech.io/chairmans-message

To stay informed, please sign up at: https://bitminetech.io/contact-us/

About BitMine

BitMine is a Bitcoin and Ethereum Network Company with a focus on the accumulation of Crypto for long term investment, whether acquired by our Bitcoin mining operations or from the proceeds of capital raising transactions. Company business lines include Bitcoin Mining, synthetic Bitcoin mining through involvement in Bitcoin mining, hashrate as a financial product, offering advisory and mining services to companies interested in earning Bitcoin denominated revenues, and general Bitcoin advisory to public companies. BitMine’s operations are located in low-cost energy regions in Trinidad; Pecos, Texas; and Silverton, Texas.

For additional details, follow on X:

https://x.com/bitmnr

https://x.com/fundstrat

https://x.com/bmnrintern

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. This document specifically contains forward-looking statements regarding progress and achievement of the Company’s goals regarding ETH acquisition and staking, the long-term value of Ethereum, continued growth and advancement of the Company’s Ethereum treasury strategy and the applicable benefits to the Company. In evaluating these forward-looking statements, you should consider various factors, including BitMine’s ability to keep pace with new technology and changing market needs; BitMine’s ability to finance its current business, Ethereum treasury operations and proposed future business; the competitive environment of BitMine’s business; and the future value of Bitcoin and Ethereum. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine’s Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on April 3, 2025, as well as all other SEC filings, as amended or updated from time to time. Copies of BitMine’s filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

SOURCE BitMine Immersion Technologies, Inc.

MEDIA CONTACT:

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